UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 10, 2013

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices)

94080

(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c), (d) Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2013, the board of directors (the “Board”) of Solazyme, Inc. (the “Company”) appointed David C. Cole as a director of the Company, effective immediately. In addition, on December 12, 2013, the Company announced the appointment of Mr. Cole as the Company’s President, effective January 1, 2014.

Mr. Cole, age 61, has been an investor and advisor to the Company since 2010. Mr. Cole has been an investor and advisor to a number of companies since December 2008. From October 2003 until December 2008, Mr. Cole served as President and Chief Executive Officer of the Maui Land and Pineapple Company (MLP) and Chairman of MLP from March 2004 until December 2008. He previously held a number of executive positions, including at AOL (Group President), Ziff Communications (President), and Ashton-Tate (CEO). Mr. Cole obtained a B.A. in liberal studies from the University of Hawaii.

Since January 1, 2012, Mr. Cole has received $360,000 in cash compensation from the Company, as well as option grants to purchase an aggregate of approximately 71,000 shares of Company common stock, pursuant to consulting arrangements entered into by and between the Company and Mr. Cole, which consulting arrangements are no longer in effect. The consulting arrangements did not provide for Mr. Cole to be appointed as a director and the Board does not expect to name Mr. Cole to any current standing committee of the Board.

Mr. Cole’s offer letter provides for an initial base salary of $490,000 per year. His annual target bonus is 60% of base pay. Mr. Cole will also receive $60,000 to cover his relocation costs, which he is obligated to repay in full if he terminates his employment with the Company within 12 months. On Mr. Cole’s first day of employment with the Company, he will be granted a stock option exercisable for an aggregate of 550,000 shares of Solazyme common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant (or if not a trading day, the closest trading day preceding the date of grant). The stock option will vest as to 1/4 of the underlying shares on January 1, 2015 and vests as to 1/48 of the underlying shares monthly thereafter. In addition, Mr. Cole will be granted 200,000 restricted stock units. The restricted stock units will vest as to 1/4 of the units on January 1, 2015 and vest as to 1/8 of the units on each six (6) month anniversary thereafter.

Mr. Cole is covered by the Solazyme Executive Severance and Change of Control Plan as a Group B participant. Under this plan, if the Company terminates him without cause, or he resigns for good reason (as defined in the plan), he would be eligible to receive a lump sum cash severance payment of 12 months of base salary, up to 12 months of COBRA premium payments, a lump sum target bonus payout and 12 months of acceleration of vesting of his equity awards (or full acceleration if the termination occurs in connection with a change of control of the Company), in each case subject to him signing a general release of claims.

Mr. Cole has also entered into the Company’s standard form of executive indemnity agreement and confidential information and inventions agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: December 13, 2013	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel